Exhibit 10.15

TE Connectivity Ltd.

2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

PERFORMANCE STOCK UNIT AWARD

< XXXX >

PERFORMANCE STOCK UNIT AWARD made as of [XXXX] (the “Grant Date”).

1.         Grant of Award.  TE Connectivity Ltd. (the “Company”) has granted you [XXX] Performance Stock Units (the “Target Award”), subject to the provisions of this Award Agreement, including the performance metrics set forth in Appendix A attached hereto and any special terms and conditions for your country as set forth in Appendix B attached hereto.  The Company will hold the Performance Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.         Payment Amount.  Each Performance Stock Unit represents one share of common stock of the Company (a “Share”).

3.         Form of Payment.  Vested Performance Stock Units will be settled solely in Shares, subject to Section 16 herein and any special terms and conditions set forth in Appendix B.

4.         Performance Stock Units/Dividends.  Performance Stock Units are a promise to deliver Shares upon a specified delivery date, provided that certain vesting and performance requirements are met, as described in this Award Agreement and Appendix A.  For each Performance Stock Unit that is unvested (based on the Target Award), you will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on its Shares.  DEUs will be calculated at the same dividend rate paid to other holders of Shares.  The number of DEUs to be credited to your account upon payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend earned on the Target Award number of Performance Stock Units by the fair market value of the Shares, defined as the closing price per Share as quoted on the New York Stock Exchange (the “NYSE”) on the date the dividend is paid.  DEUs will vest and be delivered to you in the form of Shares in accordance with the vesting and payment schedules applicable to the underlying Performance Stock Units, and proportional to the actual number of Performance Stock Units that are earned and vested.  Thus, the number of Shares delivered in conjunction with the DEUs credited to your Performance Stock Unit Award may be adjusted (upward or downward) to reflect the actual number of Performance Stock Units that are earned and vested.

5.         Time of Delivery.  Except as otherwise provided for in this Award Agreement, Shares issuable upon vesting of the Performance Stock Units and DEUs will be delivered to you in whole Shares rounding down for any fractional Shares as soon as is administratively feasible

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following the delivery date specified in Section 6 below, except as otherwise set forth in Section 24.

6.         Normal Vesting.  Subject to the attainment of the performance metrics described in Appendix A and your continued employment other than as set forth in Sections 8, 10 or 11 below, your Performance Stock Unit Award will vest on the later of (a) the third anniversary of the Grant Date or (b) the “Certification Date” (as defined in Appendix A) for the performance results of the “Performance Cycle” (as defined in Appendix A). Except as provided in paragraphs 8, 9, 10 and 11 below, the Delivery Date of the Shares will be after the November 30th following the end of the Performance Cycle, but in any case, no earlier than the Certification Date following the close of the Performance Cycle and no later than 90 days after such November 30th.  The value of the vested shares will be the average of the high and low of the stock price reported on the date of vesting.

7.         Termination of Employment.  Any Performance Stock Units and DEUs that have not vested as of your Termination of Employment, other than as set forth under Sections 8, 9, 10 and 11 herein, will immediately be forfeited, and your rights with respect to those Performance Stock Units and DEUs will end.

8.         Death or Disability.  If your Termination of Employment is a result of your death or Disability, your Performance Stock Unit Award will vest in full at 100% of the original target shares granted to you. Such vested Performance Stock Units and DEUs will be delivered to you as soon as administratively feasible following the date of Death or Disability event, but in no case after the later of the end of the calendar year in which the death or Disability occurs or two and a half months following the death or disability date. If you are deceased, the payment of your vested Performance Stock Units, consistent with the delivery timing described in the preceding sentence, will be made to your estate after the Committee or its designee has determined that the payee is the duly appointed executor or administrator of your estate.

9.         Retirement.  If, at the time of your Termination of Employment, you have attained age 55 and have completed at least five years of service, and you have performed satisfactorily, as determined in the sole discretion of your manager, and are not terminated for Cause, (a) your Performance Stock Unit Award will vest pro rata (standard rounding to the nearest Unit, in full-month increments) based on (i) the number of whole months that you have completed from the first day of the Performance Cycle through the end of the month in which your Termination of Employment occurs, divided by thirty-six (36), times (ii) the number of Performance Stock Units that are actually earned for the Performance Cycle in accordance with the terms of Appendix A; and (b) any remaining Performance Stock Units will be forfeited.  Shares issuable for any portion of your Performance Stock Unit Award and DEUs that vest pursuant to this Section 9 will be delivered to you after the November 30th following end of the Performance Cycle, but in any case, no earlier than the Certification Date for the performance results for the Performance Cycle and no later than ninety (90) days after such November 30th.  Notwithstanding the terms of this Section 9, a Termination of Employment within twelve (12) months of the Grant Date will result in the immediate forfeiture of your Performance Stock Unit Award, except as otherwise provided for under Sections 8, 10, or 11.

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Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable retirement treatment, which otherwise would apply to the Performance Stock Units pursuant to this Section 9, being deemed unlawful and/or discriminatory, then the Company will not apply the favorable retirement treatment at the time of your Termination of Employment and the Performance Stock Units will be treated as they would under the rules that otherwise would have applied as if your Termination of Employment did not qualify as a retirement pursuant to this Section 9.

10.       Change in Control.  Except as may be otherwise provided by the Committee, if your employment is terminated following a Change in Control, as defined in the Plan, your Performance Stock Unit Award (or any other form of equity award or compensation that replaces your Performance Stock Unit Award as a result of the Change in Control) will immediately become fully vested at the Target Award, provided that:

(a) your employment is terminated by the Company or, if different, the Subsidiary employing you (the “Employer”) for any reason other than Cause, Disability or death in the twelve (12)-month period following the Change in Control; or

(b) you terminate your employment with the Company or the Employer after one of the following events within the twelve (12)-month period following the Change in Control:

i.    the Company or the Employer (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company or the Employer and the Company or the Employer has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii.   the Company or the Employer, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) materially reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole (collectively, a “Change in Control Termination”);

provided,  however, that none of the events described in this sentence shall constitute a Change in Control Termination unless and until (w) you first notify the Company in writing describing in reasonable detail the condition which constitutes a Change in Control Termination within ninety (90) days of its occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, (y) notwithstanding such efforts, the condition continues to exist, and (z) you terminate employment within sixty (60) days after the end of such thirty (30)-day cure period.

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If you meet the requirements described in the previous sentences, your Performance Stock Unit Award will vest in full at 100% of your Target Award (or any other equity or compensation award granted in replacement of your Performance Stock Unit Award as a result of the Change in Control, as applicable). Such vested Performance Stock Units (or other equity or compensation award granted in replacement of your Performance Stock Unit Award as a result of the Change in Control, as applicable) will be delivered on the later of (1) as soon as administratively practicable after your Change in Control Termination or (2) the date that is six months following your Termination of Employment.

11.       Termination of Employment as a Result of a Divestiture or Outsourcing.  If the business in which you are employed is being separated from the Company as a result of a Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement, and, as of the closing date of the applicable transaction you are designated in the transaction documents (either individually or by classification) as a business employee (or similar designation) who will be terminating employment with the Company or a Subsidiary either because (i) you will remain with the separated business after the transaction or be transferred to the employment of the buyer or Outsourcing Agent as a result of the transaction, or (ii) you will not be offered continued employment by the Company or a Subsidiary, buyer or Outsourcing Agent after the close of the transaction, then (a) your Performance Stock Unit Award will vest pro rata (standard rounding to the nearest Unit, in full-month increments) on the closing date based on (i) the number of whole months from the first day of the Performance Cycle through the closing date of the applicable transaction divided by thirty-six (36), times (ii) the Target Award number of  Performance Stock Units  and (b) any remaining Performance Stock Units will be forfeited.  In the case of a Divestiture through a Disposition of Assets or an Outsourcing Agreement for participants who have not reached Retirement eligibility (as described in paragraph 9. above) as of the close of the Disposition of Assets or the Outsourcing Agreement date, such vested Performance Stock Units will be delivered as soon as administratively practicable following the close of the Divestiture.  In no event will such vested shares be delivered after the later of the end of the calendar year in which the Divestiture takes place or the date that is two and a half months after the Divestiture closing date.  In the case of a Divestiture through a Disposition of Assets or an Outsourcing Agreement for participants who have reached Retirement eligibility (as described in paragraph 9. above) as of the close Disposition of Assets or the Outsourcing Agreement date, such vested Performance Stock Units will be delivered after the  November 30th following the end of the Performance Cycle, but in any case, no earlier than the Certification Date for the performance results for the Performance Cycle and no later than 90 days after such November 30th.  In the case of a Divestiture through a Disposition of a Subsidiary, the vested Performance Stock Units will be delivered as soon as administratively practicable following the close of the Divestiture. In no event will such vested shares be delivered after the later of the end of the calendar year in which the Divestiture takes place or the date that is two and a half months after the Divestiture closing date.  If you become entitled to the pro-rated vesting described in this Section 11, you will not be entitled to any further vesting in your Performance Stock Unit Award unless you are transferred to employment with the Company in a position outside of the business that is being separated from the Company (with the intent of continued employment with the Company outside of the separated business) after the closing date of the applicable transaction, but prior  to

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your Termination of Employment as a result of the Disposition of Assets, Disposition of a Subsidiary or an Outsourcing Agreement.

Notwithstanding the foregoing, you will not be eligible for such pro-rata vesting if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

For the purposes of this Section 11, (a) “Comparable Employment” shall mean employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your Termination of Employment and at a location that is no more than fifty (50) miles from your existing place of employment; (b) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity;  (c) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (d) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

12.       Responsibility for Taxes.  Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), by accepting the Award, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the issuance of Shares upon settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any DEUs; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)        withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(2)        withholding from proceeds of the sale of Shares acquired upon vesting of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)        withholding in Shares to be issued upon vesting of the Performance Stock Units;

provided, however, that if you are a Section 16 officer under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by one or a combination of methods (1) and (2) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will have no entitlement to the Shares equivalent to any over-withheld amount in cash.  Notwithstanding the foregoing, to avoid a prohibited acceleration under Section 409A of the Code, if Shares are withheld to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Stock Units for any portion of the Award that is subject to Section 409A, the number of Shares withheld will not exceed the number of Shares that equals the liability for the Tax-Related Items.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

13.       Transfer of Award.  You may not transfer any interest in the Performance Stock Units except by will or the laws of descent and distribution.  Any other attempt to dispose of your interest in the Performance Stock Units will be null and void.

14.       Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)        If you have been terminated for Cause, any Performance Stock Units shall be immediately rescinded and, in addition, you hereby agree and promise immediately to deliver

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to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said Shares) you received for Performance Stock Units that vested during the period six months prior to your Termination of Employment through the date of Termination of Employment.

(b)        If, after your Termination of Employment, the Committee determines in its sole discretion that while you were an employee of the Company or a Subsidiary you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said Shares) you received for Performance Stock Units that vested during the period six months prior to your Termination of Employment through the date of Termination of Employment.

(c)        If the Committee determines, in its sole discretion, that at any time after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (A) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and  (B) the Committee has not approved the arrangement in writing, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Performance Stock Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

(d)        The Committee shall be entitled to require that you repay all or part of any amount received (whether in cash or Shares) pursuant to the terms of this Award (i) to the extent it deems it necessary or appropriate to comply with any current or future rules of the Securities Exchange Commission, the NYSE or any other governmental agency, as they may be amended from time to time, (ii) to the extent it deems it necessary or appropriate to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, or (iii) to the extent otherwise deemed appropriate by the Committee to recover any overpayment or mistaken payment that was based on deficient financial information, and you hereby agree and promise to promptly remit to the Company any such amount.

15.       Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Performance Stock Units and other relevant provisions to the extent necessary to prevent dilution

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or enlargement of the benefits or potential benefits intended to be provided by the Performance  Stock Units.

16.       Restrictions on Payment of Shares.  Payment of Shares for your Performance Stock Units is subject to the conditions that, to the extent required at the time of delivery, (a) the Shares underlying the Performance Stock Units will be duly listed, upon official notice of redemption, upon the NYSE, and (b) a Registration Statement under the U.S. Securities Act of 1933, as amended, with respect to the Shares will be effective.  The Company will not be required to deliver any Shares until all applicable federal, state, foreign and local laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

17.       Insider Trading; Market Abuse Laws.  By accepting the Award, you acknowledge that you have read and understand the Company’s insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company’s securities.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Performance Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Stock Units) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Keep in mind third parties includes fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

18.       Plan Terms Govern.  The vesting and settlement of Performance Stock Units, the disposition of any Shares received for Performance Stock Units, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into this Award Agreement.  Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Award Agreement.

19.       Data Privacy.  By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as

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described in this Award Agreement and any other grant materials by and among, as applicable, the Company, your Employer and any other Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan.  You understand that these recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of Data by contacting your local Human Resources Representative.  You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that if you reside outside the United States you may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consents, your employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant Performance Stock Units or other equity awards to you or administer or maintain such awards.  Therefore, you understand that  refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.

20.       Nature of Grant.  By accepting the Award, you acknowledge, understand and agree that:

(a)        the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)        the grant of the Performance Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted repeatedly in the past;

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(c)        all decisions with respect to future Performance Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)        your participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary nor create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)        you are voluntarily participating in the Plan;

(f)        the Performance Stock Units and the Shares subject to the Performance Stock Units, and the value of and income from same, are not intended to replace any pension rights or compensation;

(g)        the Performance Stock Units and the Shares subject to the Performance Stock Units, and the value of and income from same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;

(h)        the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)         in consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws); and except where expressly prohibited under applicable law, you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(j)         the Performance Stock Units and the Shares subject to the Performance Stock Units, and the value of and income from same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary;

(k)        the Performance Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(l)         payment of your Performance Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf;

(m)       you have no rights as a stockholder of the Company pursuant to the Performance Stock Units until Shares are actually delivered to you; and

(n)        if you reside outside the United States,

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(A)       the Performance Stock Units and the Shares subject to the Performance Stock Units, and the value of and income from same, are not part of normal or expected compensation or salary for any purpose; and

(B)       neither the Company, the Employer, nor any other Subsidiary will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. dollar that may affect the value of the Performance Stock Units, any amounts due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.

21.       No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

22.       Incorporation of Other Agreements.  This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Stock Units.  This Award Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Stock Units.

23.       Severability.  The invalidity or unenforceability of any provision of this Award  will not affect the validity or enforceability of the other provisions of the Award Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

24.       Delayed Payment.  Notwithstanding anything in this Award Agreement to the contrary, if you (i) are subject to U.S. federal income tax on any part of the payment of the Performance Stock Units or DEUs, (ii) are a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, and (iii) are or will become eligible for retirement prior to the vesting terms (as set forth in Section 6 above) of some or all of the Performance Stock Units and DEUs or the Award is otherwise considered an item of “nonqualified deferred compensation” subject to Section 409A of the Code, then any payment of Performance Stock Units and DEUs that is made on account of your separation from service within the meaning of section 409A(a)(2)(A)(i) of the Code and the regulations thereunder shall be delayed until six months following such separation from service

25.       Language.  You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Award Agreement.  Furthermore, if you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and

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agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, including but not limited to such requirements as described in Appendix A, if applicable, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.       Governing Law and Venue.  The Award Agreement is to be governed by and construed in accordance with the laws of Switzerland, without regard to the conflict of laws principles thereof.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Pennsylvania and agree that such litigation shall be conducted in the courts of Chester County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, where this Award is made and/or to be performed.

29.       Waiver.  You acknowledge that a waiver by the Company of breach of any provision of the Award Agreement will not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by you or any other Participant.

30.       Country Specific Terms.  Notwithstanding any provisions in the Award Agreement, the Performance Stock Unit Award will be subject to any special terms and conditions for your country set forth in Appendix B attached hereto.  Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix B constitutes part of the Award Agreement.

31.       Foreign Asset/Account Reporting; Exchange Control Requirements.  Certain applicable foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt.  You acknowledge that you are responsible for complying with any applicable regulations, and that you should speak to your personal legal advisor for any details.

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*          *          *          *          *

By accepting this Award, you agree to the following:

(i)         you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)       you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Performance Stock Units are replaced and superseded.

(iii)       FOR EU/EEA PARTICIPANTS ONLY: you declare that you expressly agree with the data processing practices described in the “Data Privacy Information and Consent” section of the EU/EEA Countries appendix (the “Data Privacy Provisions”), and consent to the collection, processing and use of data by the Company and the transfer of data to the recipients mentioned in the Data Privacy Provisions, including recipients located in countries which do not provide an adequate level of protection from an EU/EEA data protection law perspective, for the purposes described in the Data Privacy Provisions. You understand that providing your signature below (or accepting the award agreement electronically) is a condition of receiving the equity award under the equity incentive plan and that the Company may cancel the equity award if a signature is not provided. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in the Data Privacy Provisions.

Terrence R. Curtin
Chief Executive Officer,
TE Connectivity

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APPENDIX A

PERFORMANCE METRICS APPLICABLE TO

FISCAL YEAR 2019 PERFORMANCE STOCK UNIT AWARDS

1.         Purpose – This Appendix A to the Award Agreement provides the terms and conditions of your Performance Stock Unit Award granted on [XXXX], 2018.  The purpose of this Appendix A is to describe the terms under which you will earn Performance Stock Units (“PSUs”) granted to you under your Performance Stock Unit Award through the applicable Performance Cycle.  (Note that the Shares earned under the Performance Stock Unit Award will not be delivered to you unless the applicable vesting requirements set forth in the Award Agreement are met.)  For purposes of your Performance Stock Unit Award, the “Performance Cycle” is the three fiscal year period beginning with the first day of fiscal year 2019 and ending on the last day of fiscal year 2021.

2.         Vesting – The vesting terms applicable to your Performance Stock Unit Award are described in the Award Agreement.  This Appendix A describes how many PSUs you will earn pursuant to the performance metrics under Performance Stock Unit Award and that will be eligible to vest, provided that you also meet the applicable vesting requirements described in the Award Agreement.

3.         Performance Metric – The performance metric which will be measured to determine how many PSUs will be earned and eligible to vest is the three-year average growth rate of adjusted earnings per share (“relative EPS performance”) from continuing operations, evaluated over the three-year Performance Cycle.  In determining the relative EPS performance, the Company will use the Diluted EPS before Abnormal Items data published in Bloomberg News for the companies included in the benchmark described below.

The relative EPS performance will be calculated by ranking the Company’s three-year average EPS growth rate versus that of all eligible S&P 500 Non-Financial companies.  The calculation of the Company’s relative EPS performance will be conducted under written procedures adopted by the Committee at the time the Performance Stock Unit Award is granted.  (The approved calculation procedures will be made available to you upon written request sent to Executive Compensation, Attention Director of Executive Compensation, 1050 Westlakes Drive, Berwyn, PA 19312, USA)

4.         Determination of PSUs Earned – The number of PSUs earned over the Performance Cycle will be determined based on the Company’s relative EPS performance for the Performance Cycle.  The performance results, as determined at the end of the Performance Cycle based on the performance metric, will be applied to the Target Award .  Depending on the Company’s relative EPS performance during the Performance Cycle, 0% to 200% of the Target Award will vest, based on the following scale:

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	Threshold	Target	Maximum
Performance Zone (relative EPS growth % ranking)	25th	50th	75th
PSUs Earned (% of PSUs earned and eligible to vest)	50%	100%	200%

Performance results below the 25th percentile result in zero PSUs earned for the Performance Cycle.  Performance results between the 25th and 75th percentile will be interpolated on a straight-line basis.  Performance results at or above the 75th percentile are capped at 200%.

5.         Certification Date – The date on which the Committee certifies performance results at the end of the Performance Cycle is the Certification Date for purposes of the Award Agreement.

6.         PSUs Earned – Once the Committee determines the number of PSUs that are earned based on the performance metric, that number of units will be credited to your Performance Stock Unit account and will be eligible to vest, subject to the other terms of this Award Agreement.

7.         Committee Discretion – All decisions regarding the interpretation of your Performance Stock Unit Award and the calculation of Performance Stock Units earned under your Performance Stock Unit Award, including without limitation, any and all matters relating to the calculation of the Company’s relative EPS performance, will be made in the sole and absolute discretion of the Committee.  All determinations of the Committee will be final, binding and conclusive on all parties.

8.         Governing Document – This Appendix A is incorporated into and constitutes a part of the Award Agreement.

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APPENDIX B

TO THE

TERMS AND CONDITIONS

OF

PERFORMANCE STOCK UNIT AWARD

UNDER THE

TE CONNECTIVITY LTD.

 2007 STOCK AND INCENTIVE PLAN

Capitalized terms not specifically defined in this Appendix B have the same meaning assigned to them in the Plan and/or the Award Agreement to which this Appendix B is attached.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the grant of Performance Stock Units in your country.  If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the grant but prior to the vesting of the Performance Stock Units, or are considered a resident of another country for local law purposes, the Company may, in its discretion, determine to what extent the additional terms and conditions contained herein will apply to you.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan.  The information is based on the securities and other laws in effect in the respective countries as of November 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date when the Performance Stock Units or DEUs vest, the receipt of any dividends or the subsequent sale of the Shares.  In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result.  Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.  If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the Performance Stock Units are granted to you, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you.

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EU/EEA COUNTRIES

Terms and Conditions

The following terms and conditions will apply if you are a resident in a European Union (“EU”) / European Economic Area (“EEA”) country.

Data Privacy Information and Consent.  The following provisions replace Section 19 of the Award Agreement:

(a)      Data Collection and Usage.  The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units, and any other rights to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for purposes of implementing, administering and managing your participation in the Plan.  The legal basis, where required, for the processing of Data is the explicit declaration of the consent you provide when signing or electronically agreeing to the Award Agreement.

(b)      Stock Plan Administration Service Providers.  The Company transfers Data to UBS Financial Services Inc. and certain of its affiliates (“UBS”), which is assisting the Company with the implementation, administration and management of the Plan.  You may be asked to agree on separate terms and data processing practices with UBS, with such agreement being a condition to your ability to participate in the Plan.

(c)      Other Service Provider Data Recipients. The Company and the Employer also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s legal counsel as well as its auditor/accountant/third party vendor (currently Deloitte, Willis Towers Watson, UBS). Wherever possible, the Company will anonymize data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

(d)      International Data Transfers.  The Company, UBS and its other service providers described above under (c) have operations in the United States.  Your country or jurisdiction may have different data privacy laws and protections than the United States.  For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program.  The Company has registered for the EU-U.S. Privacy Shield program and, as such, may transfer Data from the EU to the U.S. in reliance on the program.

(e)      Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your employment with the Employer. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this

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context and remove it from all of their systems used for such purposes to the fullest extent practicable.

(f)      Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke the consent, your salary from or employment relationship with the Employer will not be affected.  The only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Performance Stock Units under the Plan or administer or maintain your participation in the Plan.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

(g)      Data Subject Rights.  You may have a number of rights under data privacy laws in your jurisdiction.  Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

CHINA

Terms and Conditions

The following terms and conditions will apply if you are subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Vesting and Termination.  The following provisions supplement Sections 6, 7, 8, 9 and 10 of the Award Agreement:

Notwithstanding anything in Section 9 of the Award Agreement to the contrary, if your Performance Stock Unit Award and DEUs vest pursuant to Section 9(a) of the Award Agreement upon your Termination of Employment, they will vest on a pro rata basis as described in Section 9(a) at Target, as indicated in Section 4 of Appendix A. Shares issuable pursuant to Section 9(a) will be delivered to you as soon as is administratively feasible following your Termination of Employment.

You agree to maintain any Shares you obtain upon vesting in an account with the designated broker prior to sale.

You understand and agree that, regardless of the reason for your Termination of Employment, any Shares acquired under the Plan must be sold no later than sixty (60) days from your Termination of Employment, or within any such other period as may be permitted by the Company or requested by SAFE.  You understand that any Shares acquired under the Plan that have not been sold within sixty (60) days of your termination or within such other period as may be permitted by the Company or required by SAFE will be automatically sold by the designated

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broker pursuant to this authorization.  You acknowledge that the broker is not required to sell the Shares at any particular price and that the Company, the Employer or any other Subsidiary, as well as the broker, cannot be held responsible for any loss of proceeds due to the sale.

Exchange Control Requirements.  You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the sale of the Shares issued upon the vesting of the Performance Stock Units and the DEUs as well as any cash dividends paid on such Shares to China.  You further understand that, under applicable laws, such repatriation of your cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or any other Subsidiary, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire or from cash dividends paid on such Shares will be transferred to such special account prior to being delivered to you.  You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China.  Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid to you in U.S. dollars, you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.  You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Additional Restrictions.  The Performance Stock Units and DEUs will not vest and the Shares will not be issued at vesting unless the Company determines that such vesting and the issuance and delivery of Shares complies with all applicable laws.  Further, the Company is under no obligation to vest the Performance Stock Units / DEUs and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time you vest in the Performance Stock Units and DEUs.

UNITED KINGDOM

Terms and Conditions

Retirement.  Due to local regulatory requirements, you acknowledge and agree that Section 9 of the Award Agreement will not apply in its entirety as long as you reside in the U.K.

Responsibility for Taxes.  The following provisions supplement Section 12 of the Award Agreement:

Without limitation to Section 12 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer, as applicable, or by Her Majesty's Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

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Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of immediately foregoing provision will not apply.  In this case, the amount of the income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in this Section 12.

UNITED STATES

Terms and Conditions

Restrictive Covenants.   Notwithstanding anything in the Award Agreement to the contrary, by accepting the Award, you acknowledge, understand and agree to the following provisions:

(a) Restrictions on Solicitation of Company’s Employees. You agree that during your employment with your Employer, the Company and any Subsidiary and for a period of 12 months following your Termination of Employment, for any reason, you will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee or contract/temporary employee of the Company or any of its Subsidiaries to leave his/her employment with the Company or respective Subsidiary, or to otherwise hire or employ any employee of Company or  any of its Subsidiaries who at any time worked for, under, or with you.

The following provisions apply to all US employees except for those whose work site is in California:

(a) Restrictions On Competition. You agree that during the period of your employment with your Employer, the Company and any Subsidiary and for a period of 12 months following your Termination of Employment, for any reason, you will not, in any country of the world in which you have done business on behalf of your Employer, the Company or any Subsidiary at any time during the last 12 months prior to the date of your Termination of Employment, engage in or enter into any kind of employment or gainful occupation, directly or indirectly, in any Competing Business where your responsibilities include the manufacture, sale, purchasing, research, development, or business plans of any product, process, function or service which is directly competitive with or similar to any Company or Subsidiary product, process, function or service that your were exposed to within 12 months prior to your Termination of Employment. For purposes of this Agreement, the term “Competing Business” shall mean any person or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold, leased or otherwise distributed by Company or any Subsidiary at any time during the last 12 months prior to your Termination of Employment, or which has under development a product or service that is in competition with a product or service, whether existing or under development, of Company or any Subsidiary.

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(b) Restrictions on Solicitation of Company’s Customers. You agree that during your employment with your Employer, Company and any Subsidiary and for 12 months following your Termination of Employment, for any reason, you will not directly or indirectly encourage any customers or suppliers to refrain from or stop doing business with the Company or any Subsidiary, either on your behalf or on behalf of any other party or entity.

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